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Exhibit 10.6

        [*****] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated effective as of March 24, 2004, by and among Displaytech, Inc., a Colorado corporation (the "Company") and the purchasers set forth on Schedule 1 hereto (each referred to as "Purchaser" and collectively as "Purchasers").

W I T N E S S E T H:

        WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of the Company's Series E-1 Senior Preferred Stock, par value $.001 per share (the "Series E-1 Preferred Stock"), which at the Closing (as defined below) will be immediately exchanged for shares of the Company's Series F Convertible Preferred Stock, par value $.001 per share (the "Series F Preferred Stock") on a one-for-one basis pursuant to the terms of the Series E Exchange Agreement, and, if applicable, shares of the Company's Series G Convertible Preferred Stock, par value $.001 per share (the "Series G Preferred Stock"), upon the terms and provisions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. SALE AND PURCHASE OF PREFERRED STOCK

        1.1    Purchase of Shares.    The Company agrees to sell to the Purchasers and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, the Purchasers severally agree to purchase from the Company at the Closing, the number of shares of Series E-1 Preferred Stock and Series G Preferred Stock set forth opposite each Purchaser's name on Schedule 1 hereto. The shares of Series E-1 Preferred Stock and Series G Preferred Stock being acquired under this Agreement are referred to herein collectively as the "Shares."

        1.2    Purchase Price.    The aggregate purchase price to be paid to the Company by each Purchaser for that portion of the Shares to be purchased by such Purchaser pursuant to this Agreement shall be the amount set forth opposite such Purchaser's name on Schedule 1 hereto.

SECTION 2. CLOSING

        2.1    Closing.    Subject to the terms and conditions hereof, the initial closing of the purchase and sale of the Shares to be purchased by the Purchasers (the "Closing") will take place at the offices of Faegre & Benson LLP, 3200 Wells Fargo Center, 1700 Lincoln Street, Denver, Colorado at 10:00 A.M., Mountain Standard Time, on the date hereof, or such other time and date as shall be mutually agreed to by the Company and the Purchasers (such time and date are herein referred to as the "Closing Date").

        2.2    Closing Deliveries.    Subject to the terms and conditions hereof, at the Closing (i) the Company will deliver to each Purchaser a certificate registered in the respective Purchaser's name (or the name of its nominee, if any, as specified on Schedule 1 hereto) evidencing the number of Shares set forth opposite each Purchaser's name on Schedule 1 and (ii) substantially simultaneously with the Purchaser's receipt thereof, each Purchaser shall deliver to the Company a certified or official bank check (or wire transfer) in an amount equal to the aggregate purchase price (as specified in Section 1.2 hereof) for the Shares to be purchased by such Purchaser payable to the order of the Company in federal or other immediately available funds.

SECTION 3. DEFINITIONS

        3.1   For purposes of this Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate", when used with respect to any Person, means (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner (by itself or as part of any group) of more than five percent (5%) of any class of any equity security (within the meaning of the Exchange Act) thereof, and, if such beneficial owner is a partnership, any general partner thereof, or if such beneficial owner is a corporation, any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (ii) if such Person is a partnership, any general or limited partner thereof, and (iii) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The holding of Shares and the rights under this Agreement or under the Certificates of Designation or the Shareholders Agreement, shall not in and of itself cause a Purchaser to be deemed to be an "Affiliate" of the Company.

          "Benefit Plan" means, as of the Closing Date, any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company, or any predecessor of any of the foregoing, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "Board" or "Board of Directors" means with respect to any Person which is a corporation, a business trust or other entity, the board of directors or other group, however designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or group, however designated, which is authorized to exercise the power of such board or group in respect of the matter in question.

          "Capital Stock" means any class of capital stock of the Company authorized by its articles of incorporation, as amended.

          "Capitalized Lease" means any lease to which the Company is party as lessee, or by which it is bound, under which it leases any property (personal or mixed) from any lessor other than the Company, and which either is required to be capitalized in accordance with generally accepted accounting principles consistently applied, or, even if not so required to be capitalized, shall have (or have had), at the time first entered into, an initial term of greater than three (3) years (including leases of shorter duration which are or were extendible to a total term greater than three (3) years at the option of the lessor).

          "Certificates of Designation" means the Certificate of Designation and Determination of Preferences of the Series E-1 Senior Preferred Stock, the Certificate of Designation and Determination of Preferences of the Series F Convertible Preferred Stock, the Certificate of Designation and Determination of Preferences of the Series G Convertible Preferred Stock, the Certificate of Designation and Determination of Preferences of the Series E-D Convertible Preferred Stock, the Certificate of Designation and Determination of Preferences of the Series E-B Convertible Preferred Stock, the Amended and Restated Certificate of Designation and

  Determination of Preferences of the Series D Convertible Preferred Stock and the Amended and Restated Certificate of Designation and Determination of Preferences of the Series B Convertible Preferred Stock.

          "Closing" has the meaning set forth in Section 2.1 hereof.

          "Closing Date" has the meaning set forth in Section 2.1 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

          "Common Stock" means the Company's Common Stock, par value $.001 per share, and shall also include any common stock of the Company hereafter authorized and any Capital Stock of the Company of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of Capital Stock of the Company or which has ordinary voting power for the election of directors of the Company.

          "Consolidated" or "consolidated", when used with reference to any financial term in this Agreement, means the aggregate for the Company and any of its majority-owned subsidiaries of the amounts signified by such term for all such Persons, with intercompany items eliminated, and, with respect to net worth, after eliminating the portion of net worth properly attributable to minority interests, if any, in the capital of any such Person (other than in the capital of the Company) and otherwise as determined in accordance with generally accepted accounting principles consistently applied (except as otherwise expressly provided herein).

          "Convertible Securities" means any warrants, options or other rights to acquire shares of Capital Stock (whether upon exercise, conversion, exchange or otherwise).

          "Disclosure Material" has the meaning set forth in Section 4.6(a) hereof.

          "Environmental Laws" means all federal, state, local, foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, policies, and regulations and common law relating to the protection of the environment and human health or relating to the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials, including but not limited to the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; The Occupational Safety and Health Act, 29 U.S.C. § 651; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136y et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., all as may be amended or superseded from time to time, and all common law claims relating to the same.

          "Environmental Lien" has the meaning set forth in Section 4.16(f) hereof.

          "Environmental Permits" means all permits, licenses, approvals, authorizations or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

          "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) which is under "common control" with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and interpretations thereunder.

          "Governmental Authority" means any federal, state, or local governmental agency or authority (including regulatory authority) having jurisdiction over the Company or any of its respective assets or businesses.

          "Hazardous Materials" means any petroleum, petroleum hydrocarbons, petroleum waste or petroleum products, underground storage tanks, asbestos or asbestos-containing materials, pesticides, lead and lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls (PCBs), ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any chemicals, materials, substances or wastes in any amount or concentration which are "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.

          "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding, any (i) trade account payables arising in the ordinary course of business and (ii) other accrued current liabilities incurred in the ordinary course of business, including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker's acceptance or other similar credit transaction; (b) all obligations of such Person evidenced by bonds, debentures or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person under any Capitalized Leases; (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (f) all guarantees of Indebtedness referred to in this definition by such Person; and (g) all obligations under or in respect of currency agreements (other than the provisions in the Miyota Co. Ltd. Agreement, dated December 10, 1998, as amended, related to currency exchange rates) and interest rate protection obligations of such Person.

          "Intellectual Property" has the meaning set forth in Section 4.12(a) hereof.

          "Intellectual Property Licenses" has the meaning set forth in Section 4.12(a) hereof.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing; provided that the term "Lien" shall not include Permitted Liens.

          "Patents and Applications" has the meaning set forth in Section 4.12(c) hereof.

          "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA.

          "Permitted Lien" means (i) any Lien for Taxes, governmental charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (ii) any imperfections of title, easements, rights of way or similar Liens, zoning laws or land use restrictions as normally exist with respect to property similar in character to the property affected thereby and which individually or in the aggregate with other such Liens, zoning laws or land use restrictions do not materially impair the value or marketability of the property subject to such Liens, zoning laws or land use restrictions or interfere with the use of such property in the conduct of the business of the Company and which do not secure obligations for money borrowed, (iii) Liens imposed by any law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's Liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceedings and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, if appropriate, and (iv) any Lien resulting from purchase by the Company of goods in the ordinary course of business as to which Liens are not filed of record.

          "Person" or "person" means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

          "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "Preferred Stock" means any class of the capital stock of the Company (whether or not convertible into any other class of such capital stock) which has any right, whether absolute or contingent, to receive dividends or other distributions of the assets of the Company (including, without limitation, amounts payable in the event of the voluntary or involuntary liquidation, dissolution or winding-up of such corporation), which right is superior to the rights of another class of the capital stock of the Company. "Preferred Stock" includes, without limitation, the Series B Preferred Stock, the Series D Preferred Stock, the Series E-B Preferred Stock, the Series E-D Preferred Stock, the Series E-1 Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock.

          "Purchaser" and "Purchasers" each has the meaning set forth in the Preamble of this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules, regulations and interpretations thereunder.

          "Series B Exchange Agreement" means the Agreement of Tender, Exchange and Transmittal of Series B Stock in the form attached hereto as Exhibit A.

          "Series B Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $.001 per share.

          "Series D Exchange Agreement" means the Agreement of Tender, Exchange and Transmittal of Series D Stock in the form attached hereto as Exhibit B.

          "Series D Preferred Stock" means the Company's Series D Convertible Preferred Stock, par value $.001 per share.

          "Series E Exchange Agreement" means the Agreement of Tender, Exchange and Transmittal of Series E-1 Stock in the form attached hereto as Exhibit C.

          "Series E-1 Preferred Stock" has the meaning set forth in the recitals hereto.

          "Series E-B Preferred Stock" means the Company's Series E-B Convertible Preferred Stock, par value $.001 per share.

          "Series E-D Preferred Stock" means the Company's Series E-D Convertible Preferred Stock, par value $.001 per share.

          "Series F Preferred Stock" has the meaning set forth in the recitals hereto.

          "Series G Preferred Stock" has the meaning set forth in the recitals hereto.

          "Shares" has the meaning set forth in Section 1.1 hereof. In the event that any Shares are sold in a public offering pursuant to a registration statement under Section 5 of the Securities Act, then the transferees of such Shares shall not be entitled to any benefits under this Agreement with respect to such Shares and such Shares shall no longer be considered to be "Shares" for purposes of any consent or waiver provision of this Agreement.

          "Stock Incentive Plans" means any stock plan or stock option plan authorized by the Company's Board of Directors prior to the date hereof and/or as permitted by the terms and conditions of this Agreement.

          "Subscription Agreement" means any Subscription Agreement and Letter of Investment Intent entered into by a Purchaser.

          "Subsidiary", with respect to any Person, means any corporation, association or other entity of which more than 50% of the total voting power of shares of stock or other equity interests (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries, or both. The term "Subsidiary" when used herein without reference to any particular Person, means a Subsidiary of the Company.

          "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

          "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          "Transaction Documents" means this Agreement, the Series B Exchange Agreement, the Series D Exchange Agreement and the Series E Exchange Agreement.

          "Transferees" shall mean any transferee of the Shares from a Purchaser. Transferees shall not include a transferee of the Shares sold in a public offering pursuant to a registration statement under the Securities Act.

        3.2   For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a)   the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

          (b)   all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles consistently applied (except as otherwise provided herein);

          (c)   any uses of the masculine, feminine or neuter gender shall also be deemed to include any other gender, as appropriate;

          (d)   all references herein to actions by the Company, such as "create", "sell", "transfer", "dispose of", etc., mean such action whether voluntary or involuntary, by operation of law or otherwise; and

          (e)   the exhibits and schedules to this Agreement shall be deemed a part of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Purchasers as follows as of the date hereof, except as set forth in the schedules attached hereto:

        4.1    Corporate Existence, Power and Authority.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any property or in which the conduct of its business requires it to so qualify or be so licensed, except for such jurisdictions where the failure to so qualify or be so licensed would not have a material adverse effect on the Company's assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects.

          (b)   No proceeding has been commenced looking toward the dissolution or merger of the Company or the amendment of its articles of incorporation.

          (c)   The Company has all requisite power, authority (corporate and other) and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being conducted.

          (d)   The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, and consummate the transactions contemplated by and perform its obligations under each of the Transaction Documents, including, without limitation, the issuance by the Company of the Shares as contemplated herein. The Company has duly executed and delivered each of the Transaction Documents. Each of the Transaction Documents constitutes the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally or under general principles of equity.

        4.2    Capital Stock.

          (a)   Schedule 4.2(a) hereto correctly and completely lists (i) the authorized Capital Stock of the Company (Common Stock and Preferred Stock), (ii) the number of designated shares of Preferred Stock in each series or class after giving effect to the Certificates of Designation and (iii) before giving effect to the issuance of Shares on the Closing Date, as contemplated by this Agreement, the number of shares outstanding in each series or class. All of such outstanding shares are, and on the Closing Date the Shares will be, duly authorized, validly issued and outstanding, fully paid and non-assessable. Except as provided in the Certificates of Designation or in Schedule 4.2(a), none of the shares of the Company's Capital Stock which will be outstanding at the Closing (x) were or will be subject to preemptive rights when issued or (y) provide the holders thereof with any preemptive rights with respect to any issuances of Capital Stock.

          (b)   Except as referred to in Schedule 4.2(b), there are no outstanding options, warrants, subscriptions, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its Capital Stock or other securities.

          (c)   Except as set forth in Schedule 4.2(c), there are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any Capital Stock of the Company of which the Company is a party, except as provided herein and in the Certificates of Designation.

          (d)   Except as set forth in Schedule 4.2(d) and except for anti-dilution protections in the Certificates of Designation and other agreements the Company is a party to providing for adjustments for stock splits, dividends, combinations, reclassifications and the like, there are no anti-dilution protections or other adjustment provisions in existence with respect to any Capital Stock of the Company.

          (e)   Each Certificate of Designation has been duly adopted by the Company and is fully effective as an amendment to the Company's articles of incorporation. The Shares will have all of the rights, priorities and terms set forth in the applicable Certificate of Designation.

          (f)    To the knowledge of the Company, Schedule 4.2(f) hereto correctly and completely lists the names of those persons who beneficially own, directly or indirectly, more than 5% (calculated in accordance with Rule 13d-3 under the Exchange Act) of the Company's outstanding Capital Stock.

        4.3    Subsidiaries.    The Company has two wholly-owned Subsidiaries, Displaytech International, Inc., a Colorado corporation, and Displaytech Asia-Pacific K.K., a Japanese corporation.

        4.4    Business.    The Company is engaged in the business of designing, developing, manufacturing and marketing Ferroelectric Liquid Crystal microdisplays used to provide superior image quality in electronic devices such as digital still camera and camcorder viewfinders.

        4.5    No Defaults or Conflicts.

          (a)   Except as provided in Schedule 4.5(a), the Company is not in violation or default in any material respect (and is not in default in any respect regarding any Indebtedness) under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound. The Company is not in default in any material respect under any material order, writ, injunction, judgment or decree of any court or other governmental authority or arbitrator(s).

          (b)   The execution, delivery and performance by the Company of each of the Transaction Documents and any of the transactions contemplated thereby (including, without limitation, the issuance of the Shares as contemplated herein) do not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of (A) the articles of incorporation or bylaws of the Company, (B) any law, rule, regulation or order of any federal, state, county, municipal or other Governmental Authority, (C) any judgment, writ, injunction, decree, award or other action of any court or Governmental Authority or arbitrator(s), or (D) any agreement, indenture or other instrument applicable to the Company or any of its respective properties, (ii) result in the creation of any Lien upon any of the Company's properties, assets or revenues, except as provided in the Certificates of Designation, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any

  Person (whether or not a Governmental Authority and including, without limitation, any shareholder approval) (other than any necessary approvals which have been obtained prior to the Closing Date), or (iv) cause antidilution clauses of any outstanding securities to become operative or give rise to any preemptive rights (except as contemplated by Section 4.2(d)). No provision of any item referred to in the preceding clause (i) materially adversely affects the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis or the ability of the Company to perform its obligations under this Agreement, the Certificates of Designation, or any of the transactions contemplated hereby or thereby.

        4.6    Disclosure Materials; Other Information.

          (a)   The Company has previously furnished to the Purchasers or their counsel the materials described on Schedule 4.6(a) hereto (the "Disclosure Material"). The audited and unaudited financial statements referred to or contained in the materials referred to on Schedule 4.6(a) fairly present the consolidated financial condition of the Company as of the respective dates thereof in all material respects and the consolidated results of the operations of the Company for such periods and have been prepared in accordance with generally accepted accounting principles consistently applied, except that any such unaudited statements may omit notes and may be subject to normal recurring adjustments and year-end adjustments.

          (b)   Since December 31, 2003, (i) the business of the Company has been conducted in the ordinary course and (ii) there has been no material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis. As of the Closing Date and as of the date hereof, there are no material liabilities of the Company which would be required to be provided for in a consolidated balance sheet of the Company as of any such date prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities provided for in the financial statements referred to in Section 4.6(a).

          (c)   There are no material liabilities, contingent or otherwise, of the Company that have not been disclosed in the financial statements referred to in Section 4.6(a) or otherwise disclosed in the schedules hereto.

        4.7    Litigation.    Except as set forth on Schedule 4.7, there is no action, suit, proceeding, investigation or claim pending or, to the knowledge of the Company, threatened in law, equity or otherwise before any court, administrative agency or arbitrator which (i) questions the validity of this Agreement, the Certificates of Designation or the Shares or any action taken or to be taken pursuant hereto or thereto, (ii) might adversely affect the right, title or interest of any Purchaser to the Shares or (iii) might result in a material adverse change in the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

        4.8    Taxes.    The Company has duly and timely filed all material Tax Returns required to be filed by it, and each such Tax Return correctly and completely reflects, in all material respects, the Tax liability and all other information required to be reported thereon. The Company has paid or caused to be paid all material Taxes (whether or not reflected on such Tax Returns) that are due and payable. The provision for Taxes due by the Company in the most recent financial statement included in the Disclosure Material is sufficient for all material unpaid Taxes, being current Taxes not yet due and payable, of the Company, as of the end of the period covered by such financial statement, and as of the Closing Date, such provision, as adjusted for the passage of time through the Closing Date, will be sufficient for the then-accrued and unpaid Taxes not yet due and payable of the Company. No Tax Returns of the Company have ever been audited by any Taxing Authority, there is no dispute concerning any Tax liability of the Company either threatened, claimed or raised by any Taxing

Authority, and the Company does not expect any Taxing Authority to assess additional Taxes against or in respect of it for any past period. The Company has withheld and paid, or, if not yet due for payment, set aside in accounts for such purposes, all Taxes required to have been withheld in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Other than stamp taxes, the Company has no liability for Taxes of any Person other than the Company (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

        4.9    ERISA.

          (a)   All Benefit Plans are listed in Schedule 4.9(a), and copies of all documentation relating to such Benefit Plans have been delivered to or made available for review by the Purchasers (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters).

          (b)   Each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code.

          (c)   No Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, and the "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA.

          (d)   No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of said Section 4043 for which notice is not waived under the regulations issued pursuant to said Section 4043.

          (e)   No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (f)    No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate.

        (g)   Neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (l) of ERISA.

        (h)   No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement.

        (i)    No Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment.

        (j)    No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities and any other claim which could not reasonably be expected to result in a material liability or expense to the Company) has been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such suit, action or other litigation.

        (k)   All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with generally accepted accounting principles, all of which accruals under unfunded Benefit Plans are as disclosed in Schedule 4.9(k), and the Company has performed all material obligations required to be performed under all Benefit Plans.

        (l)    The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the offer, issue and sale by the Company, and the purchase by any Purchaser of the Shares) will not involve any "prohibited transaction" within the meaning of ERISA or the Code with respect to any Benefit Plan.

        4.10    Legal Compliance.

        (a)   The Company has complied with all applicable laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees or demands, except to the extent that failure to so comply would not materially adversely affect the assets, properties, liabilities, business affairs, results of operations or financial condition of the Company on a consolidated basis.

        (b)   There are no adverse orders, judgments, writs, injunctions, decrees, or demands of any court or administrative body, domestic or foreign, or of any governmental agency or instrumentality, domestic or foreign, outstanding against the Company.

        4.11    Offering of Securities.    Subject in part to the truth and accuracy of each Purchaser's representations set forth in Section 5 of this Agreement and each of their applicable Subscription Agreements, the offer, sale and issuance of the Shares, as contemplated by this Agreement are, and will be as of the Closing, exempt from the registration requirements of the Securities Act and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

        4.12    Intellectual Property and Other Rights.

        (a)   (i)    Except as set forth on Schedule 4.12(a), the Company owns, or has the right to use, all United States and foreign patents, trademarks, service marks, trade names, computer software and programs, technology, know-how and processes, and registered copyrights, and any applications for any of the foregoing of any kind which is used in its business (collectively, the "Intellectual Property"). Schedule 4.12(a) hereto contains a true, correct and complete list of all registered trademarks and service marks, all reserved trade names, all registered copyrights and all filed patent applications and issued patents that are material to the Company's business or are otherwise necessary for the conduct of its business as heretofore conducted and as currently proposed to be conducted and all licenses, permits, consents, approvals or agreements that in any way affect the rights of the Company to any of its Intellectual Property or any trade secret material (the "Intellectual Property Licenses").

           (ii)  Subject to the limitations set forth in the Intellectual Property Licenses, except as otherwise set forth in any exceptions listed under Schedule 4.12(a), the Company has all right, title and interest in all of the Intellectual Property, free and clear of all Liens. The Company owns or has the exclusive or non-exclusive right to use all Intellectual Property or trade secrets necessary to conduct its business as now being conducted. The Company owns or possesses sufficient licenses, permits, consents, approvals or other rights to use all Intellectual Property covered by its patents or patent applications necessary to conduct its business as now being conducted and as currently proposed to be conducted.

          (iii)  The Company has at all times maintained reasonable procedures to protect and has enforced all of its Intellectual Property and trade secrets.

          (iv)  The consummation of the transactions contemplated under this Agreement will not alter, adversely affect or impair the rights of the Company to any of the Intellectual Property, any trade secret material to it, or under any of the Intellectual Property Licenses.

        (b)   (i)    No claim with respect to the Intellectual Property, any trade secret material to the Company, or any Intellectual Property License which would adversely affect the ability of the Company to conduct its business as presently conducted is currently pending or, to the knowledge of the Company, has been asserted, or overtly threatened by any Person, nor does the Company know of any grounds for any claim against the Company, (A) to the effect that any material operation or activity of the Company presently occurring, including, inter alia, the manufacture, use or sale of any product, device, instrument, or other material made or used according to the patents or patent applications included in the Intellectual Property or Intellectual Property Licenses, infringes or misappropriates any valid United States or foreign copyright, patent, trademark, service mark or trade secret; (B) to the effect that any other Person infringes on the Intellectual Property or misappropriates any trade secret or know-how or other proprietary rights material to the Company; (C) challenging the ownership, validity or effectiveness of any of the Intellectual Property or trade secret material of the Company; or (D) challenging the license of the Company or other legally enforceable right under, any Intellectual Property or the Intellectual Property Licenses.

           (ii)  The Company is not aware of any presently existing valid United States or foreign patents or any patent applications which if issued as patents would be infringed by any activity contemplated by the Company.

        (c)   The United States and foreign patents and patent applications owned by the Company listed in Schedule 4.12(a) hereto (the "Patents and Applications") as part of the Intellectual Property have been filed on behalf of the Company as named therein, are being diligently pursued by the Company and, to the Company's knowledge, have been properly prepared. To the Company's knowledge, there are no defects in any of the Patents and Applications that would cause any of them to be held invalid or unenforceable.

        4.13    Key Employees.    The Company has good relationships with its employees and has not had and does not expect any substantial labor problems. The Company has no knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company. The employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company.

        4.14    Properties.    The Company does not and has never owned any real property. Other than the Permitted Liens, the Company has good and marketable title to each of its other properties other than leased properties, all of which are disclosed on Schedule 4.14 hereto. Certain real property used by the Company in the conduct of its business is held under lease (as identified on Schedule 4.14 hereto), and the Company is not aware of any pending or threatened claim or action by any lessor of any such property to terminate any such lease. All such leases are valid and in full force and effect, and none of such leases is in default. None of the properties owned or leased by the Company is subject to any Liens which could materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

        4.15    Suppliers and Customers.

        (a)   The Company has adequate sources of supply for its business as currently conducted and as proposed to be conducted. The Company has good relationships with all of its material sources of supply of goods and services and does not anticipate any material problem with any such material sources of supply.

        (b)   Except as set forth on Schedule 4.15(b), the Company has no knowledge that the customer base of the Company might materially decrease.

        4.16    Environmental Compliance.

        (a)   Except as set forth on Schedule 4.16(a), there is no Hazardous Material on, about, under or in, any property, real or personal, in which the Company has or has formerly had any interest in an amount or concentration which could constitute a violation that would result in a liability in excess of $75,000 or otherwise result in a liability in excess of $75,000 to the Company under any applicable Environmental Law.

        (b)   There is no (and has not been any) off-site use, handling, storage or disposal or, except as set forth on Schedule 4.16(b), on-site use, handling, storage or disposal of Hazardous Material at or from any locations currently or formerly owned, leased, operated or occupied by the Company as a result of which use, handling, storage or disposal the Company could incur a material liability or obligation under any applicable Environmental Law.

        (c)   Except as set forth on Schedule 4.16(a), the Company has not received any verbal or written notice, citation, subpoena, summons, complaint or other correspondence or communication from any person with respect to the presence of any non-indigenous Hazardous Material upon, into, beneath, or emanating from or affecting any of the real property (including improvements) currently or formerly owned or occupied by the Company that could result in a liability to the Company in excess of $75,000 under any applicable Environmental Law.

        (d)   Except as set forth on Schedule 4.16(a), there has been no intentional or unintentional, gradual or sudden, release, disposal or discharge by the Company or, to the Company's knowledge, by others, upon, into or beneath the real property (including improvements) currently or formerly owned or occupied by the Company that has caused or is causing soil or groundwater contamination which, under applicable Environmental Laws could require investigation or remediation or could otherwise create a material liability or obligation on the part of the Company under any applicable Environmental Law.

        (e)   The Company is in material compliance with all applicable Environmental Laws, has received all required Environmental Permits and is in material compliance with the terms and conditions of all Environmental Permits.

        (f)    To the best knowledge of the Company, after reasonable inquiry, there are no Liens arising under or pursuant to any Environmental Law ("Environmental Liens") relating to any real property (including improvements thereon) currently owned by the Company.

        (g)   There are no (i) underground storage tanks, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos-containing materials at any site currently owned, operated or leased by the Company, except in compliance with all applicable Environmental Laws.

        4.17    No Burdensome Agreements.    To the knowledge of the Company, the Company is not a party to any contract or agreement with any Affiliate of the Company, the terms of which are less favorable to the Company than those which might have been obtained, at the time such contract or agreement was entered into, from a person who was not such an Affiliate.

        4.18    Indebtedness.    Schedule 4.18 hereto sets forth (i) the amount of all Indebtedness of the Company outstanding as of January 31, 2003 (and there is no additional material amount of Indebtedness of the Company outstanding other than as set forth on such Schedule 4.18), (ii) any Lien with respect to such Indebtedness and (iii) a description of each instrument or agreement governing such Indebtedness. The Company has made available to the Purchasers a complete and correct copy of each such instrument or agreement (including all amendments, supplements or modifications thereto). Except as otherwise set forth in Schedule 4.5(a), no material default exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto and no event or circumstance exists with respect thereto that (with notice or the lapse of time or both) could give rise to such a default.

        4.19    Use of Proceeds.    The Company will use the net proceeds realized from the sale of the Shares to fund future development opportunities, for working capital purposes and for such other purposes as necessary or advisable in the sole judgment of the Company's Board of Directors.

        4.20    Brokers.    No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the Transaction Documents. Any such fees and commissions shall be the sole responsibility of the Company and in no circumstance shall the Purchasers have any liability therefor.

        4.21    Insurance.

        (a)   Schedule 4.21(a) contains a list and description of all insurance policies maintained by or on behalf of the Company on its assets, operations, properties and personnel. Such insurance is of the kind, covering such risks and in such amounts and with such deductibles and exclusions, as are consistent with those maintained by businesses similarly situated to the Company and are, in the opinion of the Company, reasonable for the business, assets and properties of the Company. All such policies are in full force and effect.

        (b)   The Company has not received any notice of cancellation or termination with respect to any material insurance policy thereof and there are no pending disputes or controversies between the Company, on the one hand, and the carrier of any such insurance policy, on the other.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        The Purchasers represent and warrant, severally and not jointly, to the Company as follows:

        5.1    Corporate Power and Authority.    Each Purchaser has all requisite power, authority and legal right to execute, deliver, enter into, and consummate the transactions contemplated by and perform its obligations under each of the Transaction Documents and the applicable Subscription Agreement. The execution, delivery and performance of each of the Transaction Documents and its applicable Subscription Agreement by each Purchaser has been duly authorized by all required corporate and other actions. Each Purchaser has duly executed and delivered each of the Transaction Documents and its Subscription Agreement, and each of the Transaction Documents and the applicable Subscription Agreement constitutes the legal, valid and binding obligations of each Purchaser enforceable against each Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally or under general principles of equity.

        5.2    Investment Intent.    Each Purchaser is capable of evaluating the risk of its investment in the Shares being purchased by it hereunder and is able to bear the economic risk of such investment. Each Purchaser is purchasing the Shares to be purchased by it for its own account for investment and not with a present view to any distribution thereof in violation of applicable securities laws; provided, however, that each Purchaser may transfer record and/or beneficial ownership of the Shares to one or more Affiliates, officers or employees of Affiliates or investment funds managed by Affiliates of such Purchaser, in all cases in compliance with federal securities laws. It is understood that the disposition of each Purchaser's property shall at all times be within such Purchaser's control. If the Purchasers should in the future decide to dispose of any of their Shares, it is understood that each Purchaser may do so only in compliance with the Securities Act, applicable state and federal securities laws, this Agreement and the other agreements and documents contemplated herein, or pursuant to an applicable exemption therefrom. Each Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

        5.3    Brokers.    No broker, finder, or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the Transaction Documents, based upon arrangements made by or on behalf of each Purchaser or any of its Affiliates.

SECTION 6. PURCHASER COVENANTS

        6.1    Restrictions on Transfer.    Each Purchaser agrees that it shall not sell or otherwise dispose of any Shares unless such Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, or pursuant to an applicable exemption from such registration requirements. The Company may endorse on all certificates representing Shares a legend stating or referring to such transfer restrictions and those as set forth in Section 6.2; provided, that no such legend shall be endorsed on any Share certificates that, when issued, are no longer subject to the restrictions of this Section 6. Each Purchaser shall provide the Company with an opinion of its counsel stating that the transfer of such Shares is in compliance with all federal securities laws or an applicable exemption therefrom. The Company shall not unreasonably delay the transfer of such Shares.

        6.2    "Market Stand-Off" Agreement.    Each Purchaser hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's initial public offering ("IPO") and ending on the date specified by the Company and the managing underwriter (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Purchaser or are thereafter acquired) held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 6.2 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Purchasers if all officers, directors and greater than 5% shareholders of the Company enter into similar agreements. The underwriters in connection with the Company's IPO are intended third-party beneficiaries of this Section 6.2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Purchaser further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company's IPO that are consistent with this Section 6.2 or that are necessary to give further effect thereto.

        In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock held by each Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

SECTION 7. CONDITIONS TO PURCHASER'S OBLIGATIONS

        The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

        7.1    Representations and Warranties.    The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

        7.2    Performance.    The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

        7.3    Transaction Documents.    The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser's performance hereunder) shall have executed and delivered each of the Transaction Documents.

        7.4    Compliance Certificate.    An officer of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

SECTION 8. CONDITIONS TO COMPANY'S OBLIGATIONS

        The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

        8.1    Representations and Warranties.    The representations and warranties of each Purchaser contained in Section 5 and under each applicable Subscription Agreement shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

        8.2    Performance.    All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects.

        8.3    Transaction Documents.    Each Purchaser shall have executed and delivered each of the Transaction Documents to the Company.

        8.4    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

SECTION 9. MISCELLANEOUS

        9.1    Survival.    Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement.

        9.2    Transfer; Successors and Assigns.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        9.3    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law.

        9.4    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        9.5    Notices.    All notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by facsimile (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), (i) if to the Company, to Displaytech, Inc., 2602 Clover Basin Drive, Longmont, CO 80503-7603, Attention: Richard D. Barton,

Facsimile: (303) 772-2193, or (ii) if to the Purchasers, at the address indicated on Schedule 1 hereto, or at such other address as a party may from time to time designate as its address in writing to the other party to this Agreement. Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopier, when received.

        9.6    Fees and Expenses.    Each of the parties shall pay all of its own fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

        9.7    Attorney's Fees.    If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        9.8    Amendments and Waivers.    Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Common Stock issued or issuable upon conversion of the shares of Series F Preferred Stock and the shares of Series G Preferred Stock. Any amendment or waiver effected in accordance with this Section 9.8 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

        9.9    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

        9.10    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or in equity or otherwise afforded to any party, shall be cumulative and not alternative.

        9.11    Entire Agreement.    This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

        9.12    Exculpation Among Purchasers.    Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

        [The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:
DISPLAYTECH, INC.
By:	/s/ RICHARD D. BARTON
	Name:	Richard D. Barton
	Title:	Chief Executive Officer
PURCHASERS:
ANALYSIS GROUP FUND I, L.P.
By:	/s/ NORMAN W. GORIN
	Name:	Norman W. Gorin
	Title:	Chief Financial Officer
/s/ MARK A. HANDSCHY MARK A. HANDSCHY, individually
/s/ MICHAEL J. O'CALLAGHAN MICHAEL J. O'CALLAGHAN, individually

SCHEDULE 1

Name and Address of Purchase	Shares of Series E-1 Preferred stock at $100 per share	Shares of Series G Preferred Stock at $100 per Share	Aggregate Purchase Price
Analysis Group Fund I, L.P. 111 Huntington Ave., 10th FL Boston, MA 02199	176	44	$22,000
Mark A. Handschy 3230 11th Street Boulder, CO 80304	52	13	$6,500
Michael J. O'Callaghan 964 W. Maple Court Louisville, CO 80027	52	13	$6,500

SCHEDULES

        The following is a list of schedules and exceptions to certain of the representations and warranties made by Displaytech, Inc. (the "Company") in that certain Stock Purchase Agreement (the "Agreement"), dated March 24, 2004, among the Company (collectively, the "Purchasers"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement. All descriptions of agreements or other matters appearing herein are summary in nature and are qualified by reference to the complete documents.

        Nothing in this Schedule shall constitute an admission of any liability or obligation of the Company to any third party, an admission against the Company's interests or an acknowledgment that any matter disclosed in this Schedule is required to be disclosed (particularly where such disclosure is required in accordance with a materiality standard or as not in the ordinary course of business).

        The information contained in this Schedule is confidential and proprietary information of the Company.

Schedule 4.2(a) - (i)

Authorized capital stock of the Company:

Common Stock	25,000,000
Preferred Stock	5,000,000

Schedule 4.2(a) - (ii)

Number of designated shares in each Series or Class:

Series B Convertible Preferred Stock	750,000
Series D Convertible Preferred Stock	510,000
Series E-B Convertible Preferred Stock	500,000
Series E-D Convertible Preferred Stock	510,000
Series E-l Senior Preferred Stock	600,000
Series E-2 Senior Preferred Stock	400,000
Series F Convertible Preferred Stock	200,000
Series G Convertible Preferred Stock	200,000

Schedule 4.2(a) - (iii)

Number of shares outstanding in each Series or Class immediately prior to the issuance of shares on Closing Date:

Common Stock	17
Series B Convertible Preferred Stock	260,051
Series D Convertible Preferred Stock	144,856
Series E-1 Senior Preferred Stock	0
Series E-2 Senior Preferred Stock	0
Series E-B Convertible Preferred Stock	225,638
Series E-D Convertible Preferred Stock	185,785
Series F Convertible Preferred Stock	78,548
Series G Convertible Preferred Stock	15,160

Schedule 4.2(a) - (x)

Shares of capital stock outstanding at Closing which were subject to preemptive rights when issued:

        None.

Schedule 4.2(a) - (y)

Shares of capital stock outstanding at Closing which provide the holders thereof preemptive rights:

        None.

Schedule 4.2(b)

        The Company has reserved 740,000 Shares of Common Stock for issuance under its 1988 Incentive Stock Option Plan.

        The Company has reserved 18,667,321 Shares of Common Stock for issuance under its 1998 Stock Incentive Plan.

        Warrants to purchase 289,242 Shares of Common Stock.

        All subscriptions to purchase stock pursuant to the Agreement.

        Consultants to the Company have been granted options to purchase a total of 26,374 common shares that have not been issued under an existing Plan and which have not been reserved by the Company.

Schedule 4.2(c)

Other Agreements regarding voting of stock:

        On January 1, 1992 certain employees signed an Employee Stock Purchase and Restriction Agreement that obligated the employees to vote any shares purchased pursuant to stock options granted under the Company's 1988 Incentive Stock Option Plan in favor of any merger or sale of the Company approved by the Company's Board of Directors. These agreements were later amended on March 31, 1995 to require the employees to vote their option shares in favor of the election of Richard Hokin and J. Kermit Birchfield, Jr. to the Company's Board of Directors.

        Series G Shareholders' Rights Agreement, dated March 3, 2004.

Schedule 4.2(d)

Anti-dilution protections in effect under various Agreements:

        None other than adjustments for stock splits, dividends, recapitalizations and similar events under the Company's 1998 Stock Incentive Plan (and related optoin agreements), 1988 Incentive Stock Plan (and related optoin agreements), all outstanding warrants issued by the Company, the HP Note and all of the Certificates of Designations for the Company's Preferred Stock.

Schedule 4.2(f)

Owners of 5% or more of outstanding Capital Stock:

InterWest Capital, Inc.* Century America LLC* JKB-Displaytech LLC* Guthrie Birchfield* J. Kermit Birchfield, Jr.*	Combined
Fleming US Discovery Fund III, L.P.** Fleming US Discovery Offshore Fund III, LP**	Combined

*
Combined

**
Combined

Schedule 4.5(a) - (b)

  Defaults or Conflicts:

        [*****]

Schedule 4.6(a)

Disclosure Materials previously provided:

  1.
  Audited financial statements of the Company at December 31, 2001.

  2.
  Audited financial statements of the Company at December 31, 2002.

  3.
  Unaudited financial statements of the Company at December 31, 2003.

  4.
  Unaudited financial statements of the Company at January 31, 2004.

  5.
  Capitalization table of the Company at March 3, 2004.

  6.
  Summary of Proposed Terms of Series G Preferred Stock Financing and Exchange of Series E-1 Senior Preferred Stock for Series F Convertible Preferred Stock.

  7.
  Certificate of Designation and Determination of Preferences of the Series G Convertible Preferred Stock.

  8.
  Certificate of Designation and Determination of Preferences of the Series F Convertible Preferred Stock.

  9.
  Certificate of Designation and Determination of Preferences of the Series E- Senior Preferred Stock.

  10.
  Series G Shareholders' Rights Agreement, dated March 3, 2004.

  11.
  Agreement of Tender, Exchange and Transmittal of Series E-1 Stock.

  12.
  Agreement of Tender, Exchange and Transmittal of Series B Stock.

  13.
  Agreement of Tender, Exchange and Transmittal of Series D Stock.

  14.
  Confidential Business Plan.

Schedule 4.7

        [*****]

Schedule 4.9(a)

List of Benefit Plans:

  Medical insurance, administered by Humana Insurance Co.
  Dental insurance provided by MetLife
  Vision Service Plan
  Life Insurance provided by GE Financial Assurance Co.
  Disability Insurance provided by GE Financial Assurance Co.
  Displaytech, Inc. Profit Sharing and 401(k) Plan

Schedule 4.9(k)

Accruals under Unfunded Benefit Plans:

        None.

Schedule 4.12(a)

List of Intellectual Property:

        See attached.

Schedule §4.12(a)(iii)

Statement re suspected infringement:

        [*****]

Schedule §4.12(b)(i)

Statement re grounds for claim against Company of patent infringement:

        [*****]

Schedule §4.12(b)(ii)

Statement re third party patent applications:

        [*****]

Schedule 4.14

Leased Property:

        The Company leases approximately 30,000 square feet of office and manufacturing space from Pratt Land LLC located at 2602 Clover Basin Drive, Longmont, CO.

        The Company leases office space in Tokyo, Japan at the Yurakucho Business Center. The material terms of the lease are as follows:

Landlord:	Mitsubishi Estate Co., Ltd.
Address:	Business Center Yurakucho 11F Yurakucho Bldg. 1-10-1 Yurakucho, Chiyoda-ku Tokyo 100-0006, Japan
Lease Amount:	472,500 yen monthly
Term:	Month to month renewal

Schedule 4.15(b)

        None.

Schedule 4.16(a)

        None.

Schedule 4.16(b)

        None.

Schedule 4.18

List the amount of all Indebtedness, any Lien with respect thereto, and a description of the agreement therefore:

EQUIPMENT LEASES WITH FOLLOWING LESSORS	MONTHLY RENTAL	LIABILITY @2/29/04
Wells Fargo Financial (formerly Conseco Finance) pursuant to that certain Lease Agreement, dated July 7, 2000, by and between Conseco Vendor Services Corporation and Displaytech, Inc.	1,922.36	$28,387

TOTAL	1,922,36	$28,387

OTHER INDEBTEDNESS		LIABILITY @2/29/04
Amended and Restated Convertible Note, dated February 11, 2003 payable to HP as well as the HP Agreement		$14,342,500
Amkor Technology Letter Agreement, dated June 11, 2002		$210,713
Miyota (payables under that certain Manufacturing Agreement, dated December 10, 1998, by and between Displaytech, Inc. and Miyota Co., Ltd., as amended		$280,335
Silicon Valley Bank pursuant to the SVB Loan Agreement and related documents (including, but not limited to, the Negative Pledge Agreement, dated April 4, 2003, by and between the Company and Silicon Valley Bank		$384,497

TOTAL		$15,218,045

Liens:

1.
UCC-1 Financing Statement
Filed: CO Secretary of State—7/28/2000—Reception No. 20002068604
Secured Party: Conseco Finance Vendor Services Corp.
Collateral: Specific equipment (Computer/telephone)

2.
UCC-1 Financing Statement
Filed: CO Secretary of State—3/21/2002—Reception No. 20022030043
Secured Party: Transamerica Technology Finance Corporation, successor in interest to Transamerica Business Credit Corporation
Collateral: Filed as evidence of equipment lease only (specific equipment)
The indebtedness relating to the foregoing lien has been paid in full and the Company expects that a UCC-3 termination statement will be filed

3.
UCC-1 Financing Statement
Filed: CO Secretary of State—6/14/2002—Reception No. 20022063462
Secured Party: Silicon Valley Bank
Collateral: Purchased accounts receivable of account debtors Miyota Co. Ltd. and Nissho Electronics

4.
UCC-1 Financing Statement
Filed: CO Secretary of State—4/08/2003—Reception No. 20032036771
Secured Party: Silicon Valley Bank
Collateral: Goods and equipment, inventory, contract rights, general intangibles, accounts, documents, etc.

5.
UCC-1 Financing Statement
Filed: CO Secretary of State—4/9/2003—Reception No. 20032037894
Secured Party: Silicon Valley Bank
Collateral: Goods and equipment, inventory, contract rights, general intangibles, copyright rights and applications, etc.

Schedule 4.21(a)

List all the Company's insurance policies:

        Commercial general liability insurance provided by The Hartford:

    Personal Property
    Business Income and Extra Expense
    Accounts Receivable
    Original Information Property
    Hired and Non-owned Autos
    General Liability
    Products Completed Operations
    Personal & Advertising Injury
    Manufacturer's Errors and Omissions Liability
    Crime Coverage, Employee Dishonesty
    Commercial Catastrophe Liability
    Worker's Compensation

        Policies provided through AIG American International Companies:

    Directors, Officers and Private Company Liability Insurance
    Employee Benefit Plan Fiduciary Liability Insurance

        Life Insurance/Individual provided by Sun Life of Canada for:

    Mark Handschy (Chief Scientist)

SCHEDULE 4.12(a)

Displaytech Owned US Patents

Patent No.	Title	Issue Date	Expires
6,703,082	Bookshelf Liquid Crystal Materials and Devices	3/9/04
6,690,499	Multi-State Light Modulator With Non-Zero Response Time and Linear Gray Scale	2/10/04
6,633,301	RGB Illuminator with Calibration Via Single Detector Servo	10/14/03	5/17/19
6,580,078	Ferroelectric Liquid Crystal Infrared Chopper	6/17/03	4/6/21
6,570,550	Active Matrix Liquid Crystal Image Generator	5/27/03	12/22/14
6,569,504	Mesogenic Materials with Anomalous Birefringence Dispersion and	5/27/03	4/4/17
6,525,709	Miniature Display Apparatus and Method	2/25/03	10/17/17
6,507,330	DC-balanced and Non-DC-balanced Drive Schemes for Liquid Crystal Devices	1/14/03	9/1/19
6,426,783	Continuously Viewable DC-Field Balanced, Reflective, Ferroelectric Liquid Crystal Image Generator	7/30/02	2/18/18
6,413,448	Cyclohexyl- and Cyclohexynl-substituted Liquid Crystals with Low Birefringence	7/20/02	4/26/19
6,369,933	Optical Correlator Having Multiple Active Components Formed on a Single Integrated Circuit	4/9/02	12/18/19
6,359,723	Optics Arrangements Including Light Source Arrangements for an Active Matrix Crystal Image Generator	3/19/02	12/12/14
6,317,112	Active Matrix Liquid Crystal Image Generator with Hybrid Writing Scheme	11/13/01	12/22/14
6,310,664	Continuously Viewable, DC Field-Balanced, Reflective, Ferroelectric Liquid Crystal Image Generator	10/30/01	2/18/18
6,247,037	Optical Correlator Having Multiple Active Components Formed on a Single Integrated Circuit	6/12/01	1/28/19
6,195,136	Optics Arrangements including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	2/27/01	12/22/14
6,144,421	Continuously Viewable, DC-Field Balanced Reflective, Ferroelectric Liquid Crystal Image Generator	11/7/00	2/18/18
6,139,771	Mesogenic Materials with Anomalous Birefringence Dispersion and High Second Order Susceptibility	10/31/00	4/4/17
6,100,945	Compensator Arrangements for a Continuously Viewable, DC Field-Balanced, Reflective, Ferroelectric Liquid Crystal Display System	8/8/00	2/18/18
6,075,577	Continuously Viewable, DC Field-Balanced, Reflective, Ferroelectric Liquid Crystal Image Generator	6/13/00	2/18/18
6,038,005	Optics Arrangerrants Including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	3/14/00	12/22/14

6,025,890		Beam Splitter Element Including a Beam Splitting Layer and a Polarizing Layer for use in a Light Polarization Modulating Display System	2/15/00	2/20/18
6,016,173		Optics Arrangement Including a Compensator Cell and Static Wave Plate For a Continuously Viewable, Reflection Mode, Ferroelectric Liquid Crystal Spatial Light Modulating System	1/18/00	2/18/18
5,900,976		Display System including a Polarizing Beam Splitter	5/4/99	2/20/18
5,808,800		Optics Arrangements Including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	9/15/98	9/15/15
5,757,348		Active Matrix Liquid Crystal Image Generator with Hybrid Writing Scheme	5/26/98	5/26/15
5,753,139		High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein	5/19/98	5/19/15
5,748,164		Active Matrix Liquid Crystal Image Generator	5/5/98	5/5/15
5,694,147		Liquid Crystal Integrated Circuit Display Including an Arrangement for Maintaining the Liquid Crystal at a Controlled Temperature	12/2/97	4/14/15
5,626,792		High Birefringence Liquid Crystal Compounds	5/6/97	9/6/14
5,596,451	(1)	Miniature Image Generator Including Optics Arrangement	1/21/97	1/30/15
5,585,036		Liquid Crystal Compounds Containing Chiral 2-Halo-2-Methyl Ether and Ester Tails	12/17/96	12/17/13
5,552,916		Diffractive Light Modulator	9/3/96	9/3/13
5,539,555	(2)	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein	7/23/96	7/23/13
5,523,864		Analog Liquid Crystal Spatial Light Modulator including an Internal Voltage Booster	6/4/96	1/26/14
5,500,748	(3)	Liquid Crystal Spatial Light Modulator Including an Internal Voltage Booster	3/19/96	1/26/14
5,453,218		Liquid Crystal Compounds Containing Chiral 2-Halo-2 Methyl Alkoxy Tails	9/26/95	9/26/12
5,380,460		Ferroelectric Liquid Crystal Compounds Containing Chiral Haloalkoxy Tail Units and Compositions Containing Them	1/10/95	1/10/12
RE 34,726		Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	9/13/94	7/14/09
5,347,378		Fast Switching Color Filters for Frame-Sequential Video Using Ferroelectric Liquid Crystal Color-Selective Filters	9/13/94	9/13/11
5,271,864		Ferroelectric Liquid Crystal Compounds with Cyclohexenyl Cores and Compositions Containing Them	12/21/93	8/7/12
5,182,665		Diffractive Light Modulator	1/26/93	9/7/10

5,180,520	(4)	Ferroelectric Liquid Crystal Compositions Containing Halogenated Cores and Chiral Halogenated Cores and Chiral Haloalkoxy Tail Units	1/19/93	1/19/10
5,178,791		Halogenated Diphenyldiacetylene Liquid Crystals	1/12/93	3/11/11
5,178,445	(5)	Optically Addressed Spatial Light Modulator	1/12/93	1/12/10
5,167,855	(4)	Ferroelectric Liquid Crystal Compositions Chiral Haloalkoxyl Tail Units	12/1/92	12/1/09
5,051,506		Ferroelectric Liquid Crystal Compounds Containing Chiral Haloalkoxy Tail Units and Compositions Containing Them	9/24/91	9/24/08
4,813,771		Electro-Optic Switching Devices Using Ferroelectric Liquid Crystals	3/21/89	10/15/07

        1—jointly owned by Displaytech, Inc. and Martin Shenker Optical Design, Inc.

        2—jointly owned by Displaytech, Inc. and Hoechst Aktiengesellschaft (with bilateral restrictions on field of use based on display size; Displaytech has exclusive right to displays with an active area of 10 cm. or less in diameter, Hoechst has exclusive right to displays with an active area greater than 10 cm. in diameter)

        3—jointly owned by Displaytech, Inc. and Stephen D. Gaalema

        4—owned solely by Displaytech, Inc.; assignee data on patent cover sheet is incorrect

        5—jointly owned by Displaytech, Inc. and University of Colorado Foundation (assignment not recorded at PTO

SCHEDULE 4.12(a)

Displaytech Owned Foreign Patents

Country	Patent No.	Title	Issue Date	Expires
Canada	2,087,592	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	4/16/02	7/22/11
Canada	2,088,934	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch FLC Compositions Useful Therein	6/3/03	2/8/13
Germany	69109680	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	5/10/95	7/22/11
Japan	2868774	Electro-Optic Switching Devices Using Ferroelectric Liquid Crystals	12/25/98	10/14/08
Japan	3124772	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	10/27/00	7/22/11
Korea	184,242	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	12/17/98	7/22/11
Korea	261,354	High Contrast Distorted Helix Effect Etectro-Optic Devices and Tight Ferroelectric Pitch FLC Compositions Useful Therein	4/18/00	2/6/13
Korea	283,163	Ferroelectric Liquid Crystal Compounds with Cyclohexenyl Cores and Compositions Containing Them	12/6/00	8/6/13
Sweden	0 540 648	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	5/10/95	7/22/11
Sweden	515 705	High Contrast Distorted Helix Effect Eleclro-Optic Devices and Tight Ferroelectric Pitch FLC Compositions Useful Therein	9/24/01	2/5/13
United Kingdom	0 540 648	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	5/10/95	7/22/11
United Kingdom	2 263 982	Ferroelectric Liquid Crystals	2/28/96	1/29/13

Displaytech Owned Pending US Patent Applications

App. No.	Title	Date Filed
[*****]
09/754,033	Alkyl Silane Liquid Crystal Compounds	1/3/01
09/753,749	Liquid Crystal Compounds Having a Silane Tail with a Perfluoroalkyl Terminal Portion	1/3/01
09/754,034	Liquid Crystalline Materials Containing Perfluoroalkyl and Alkenyl Tails	1/3/01
09/854,181	Partially Fluorinated Liquid Crystal Materials	5/11/01
[*****]
[*****]
[*****]
09/992,097	Active Matrix Liquid Crystal Image Generator with Hybrid Writing Scheme	11/5/01
09/989,976	Dual Mode Near-Eye and Projection Display System	11/20/01
[*****]
10/067,516	Optics Arrangements Including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	2/4/02
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]
[*****]

Displaytech Owned Pending Foreign Patent Applications

Date Filed	App. No.	Country	Title
2/05/93	9300375-4	China	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
2/05/93	43 03 335.0	Germany	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
2/08/93	5-20412	Japan	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
2/08/93	2003-37499	Japan	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
8/04/93	5-193688	Japan	Ferroelectric Liquid Crystal Compounds with Cyclohexenyl Cores and Compositions Containing Them
12/14/95	95943444.0	Europe	Active Matrix Liquid Crystal Image Generator
2/17/99	10-2000-7008981	Korea	Image Generating System
11/20/01	01995158.1	Europe	Dual Mode Near-Eye and Projection Display System
11/20/01	2002-544703	Japan	Dual Mode Near-Eye and Projection Display System

License Agreements

1)
Company has various rights to the following patents pursuant to an agreement with Clark and Lagerwall:

Country	Patent No.	Title	Issue Date	Expires
United States	RE 34,942	Surface Stabilized Ferroelectric Liquid Crystal Devices with Means for Aligning LC molecules at Omega (Alpha) from Normal to the Means	5/16/95	6/20/06
United States	RE 34,949	Surface Stabilized Ferroelectric Liquid Crystal Devices	5/23/95	9/25/07
United States	RE 34,950	Surface Stabilized Ferroelectric Liquid Crystal Devices with Means for Aligning LC Molecules at Omega(alpha) from Normal to the Means	5/23/95	3/21/06
United States	RE 34,966	Surface Stabilized Ferroelectric Liquid Crystal Devices with LC Molecules Aligned at Angle Omega (Alpha) from Normal to Substrates	6/13/95	1/7/03
United States	RE 34,967	Surface Stabilized Ferroelectric Liquid Crystal Devices with Plural Orientation States of Different Colors or Separated by Domain Walls	6/13/95	7/13/10
United States	RE 34,973	Surface Stabilized Ferroelectric Liquid Crystal Devices with Total Reflection in One State and Transmission in Another State	6/20/95	1/28/09
United States	5,555,111	Surface Stabilized Ferroelectric Liquid Crystal Devices with Dielectric Torques Greater Than Ferroelectric Torques	9/10/96	3/21/06
United States	5,555,117	Surface Stabilized Ferroelectric Liquid Crystal Devices	9/10/96	9/10/13
2)
Company is a party to that certain "Technology License and Industrial Research Agreement" with University Research Corporation effective as of May 1, 1994, which amended and superceded that certain "Technology Licensing and Industrial Research Agreement" between the parties dated May 1, 1990. On August 28, 2003 the University Research Corporation sent Company a letter indicating its intent to terminate the agreement. Pursuant to the terms of the agreement, certain license rights to various patents (including those identified below) would continue. The University Research Corporation has requested that Company amend certain termination provisions of the agreement that currently grant Company rights to certain specified future technology. Company and University Research Corporation are continuing to discuss appropriate consideration to be given to Company in the event Company approves such amendment.

Patent No.	Title	Issue Date	Expires
5,168,381	Smectic Liquid Crystal Devices Using SSFLC and Electroclinic Effect Based Cells	12/1/92	12/1/09
5,178,793	Ferroelectric Liquid Crystal Compounds and Compositions	1/12/93	1/12/10
5,543,078	Ferroelectric Liquid Crystals for Nonlinear Optics Applications	8/6/96	8/6/13
5,596,434	Self-Assembled Monolayers for Liquid Crystal Alignment	1/21/97	1/21/14
5,637,256	Ferroelectric Liquid Crystals for Nonlinear Optics Applications	6/10/97	6/10/14
5,658,493	Ferroelectric Liquid Crystals for Nonlinear Optics Applications	8/19/97	8/19/14

3)
Company has various rights to the following patents pursuant to an agreement with Georgia Tech Research Corp:

US Patents

Patent No.	Title	Issue Date	Expires
6,141,072	System and Method for Efficient Manufacturing of Liquid Crystal Displays	10/31/00	4/2/18
6,469,761	System and Method for Efficient Manufacturing of Liquid Crystal Displays	10/22/02	4/2/18

Foreign Patent Applications

Priority Date	App. No.	Country	Title
4/3/98	10-542913	Japan	System and Method for Efficient Manufacturing of Liquid Crystal Displays
4/3/98	98915254.1	Europe	System and Method for Efficient Manufacturing of Liquid Crystal Displays
4/3/98	2,285,924	Canada	System and Method for Efficient Manufacturing of Liquid Crystal Displays
4)
Company is a party to that certain "Winding-Up of Alliance, Production and Marketing Framework" agreement with Agilent Technologies, Inc. (formerly Hewlett-Packard Company) effective November 15, 1999 and amended April 26, 2002 that amends and supercedes that certain "Alliance, Production and Marketing Framework Agreement" effective January 31, 1999 between the parties and that certain "Second Side Letter Agreement" effective February 2, 1999 between the parties. Pursuant to the terms of the amended agreement, Company and Agilent have granted each other various intellectual property rights. Company has certain license rights to various patents (including those identified below):

Licensed Patent Registrations

Patent No.	Title	Issue Date	Expires
6,249,269	Analog Pixel Driver Circuit for an Electro-Optical Material-Based Display Device	6/19/01	4/30/18
6,329,974	Electro-Optical Material-Based Display Device Having Analog Pixel Drivers	12/11/01	4/30/18

Licensed US Patent Applications

Title

        [*****]

        [*****]

        [*****]

5)
Company is a party to that certain "Joint Venture Agreement" with Inphase Technologies. Pursuant to the agreement, Company and Inphase will attempt to research and develop technologies related to holographic data storage under a grant from the National Institute of Standards and Technology. Company and Inphase have granted each other licenses to certain of each's existing technology. Company and Inphase have granted each other and the government licenses to certain of the technology developed under this agreement. The agreement effects the assignment, between the parties, of certain intellectual property. The agreement also places certain obligations on Company and Inphase with respect to the filing and prosecution of patents.

6)
Company is a party to that certain "Manufacturing Agreement" dated December 10, 1998 with Miyota Co., Ltd. as amended from time to time. Pursuant to the agreement, the Company and Miyota have granted each other various licenses to certain existing and future developed technology. The agreement also effects the assignment, between the parties, of certain future developed intellectual property.

Displaytech Owned Trademark Registrations and Applications

Country	Registration No.	Trademark	Registration Date	Renewal Date
United States	2,164,479	CHRONOCOLOR®	6/9/98	6/9/08
European Union	1032499	DISPLAYTECH®	7/26/01	12/31/08
Japan	4416882	DISPLAYTECH®	9/14/00	9/14/10
United States	2,337,454	DISPLAYTECH®	1/11/00	1/11/10
United States	2,444,452	DESIGN (Stylized Displaytech Red Block)	4/17/01	4/17/11
United States	2,546,134	FLCD®	3/12/02	3/12/12
European Union	1032564	LIGHTCASTER®	3/30/00	12/31/08
Japan	4412349	LIGHTCASTER®	8/25/00	8/25/10
Korea	462068	LIGHTCASTER®	12/29/99	12/29/09
United States	2,283,078	LIGHTCASTER®	10/5/99	10/5/09

EXHIBIT A
Series B Exchange Agreement

        [Separately filed as Exhibit 10.7 to this registration statement.]

EXHIBIT B
Series D Exchange Agreement

        [Separately filed as Exhibit 10.7 to this registration statement.]

EXHIBIT C
Series E Exchange Agreement

        [Separately filed as Exhibit 10.7 to this registration statement.]

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